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Exhibit 21                 Subsidiaries of the Registrant


a.      JMAR Research, Inc. (formerly JMAR Technology Co.)

b.      JMAR Precision Systems, Inc. (formerly Pacific Precision Laboratories,
        Inc.)

c.      JMAR Semiconductor, Inc. (formerly California ASIC, Inc.)



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